EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

LONGBOW MINING CORP.

KNOW ALL BY THESE PRESENTS:

That the undersigned does hereby associate themselves, desiring to be incorporated as a corporation in accordance with the laws of the State of Nevada and hereby certify and adopt the following Articles of Incorporation, the terms whereof have been agreed upon to be equally obligatory upon the party signing this instrument and all others who may from time to time hereinafter become members of this corporation and who may hold stock therein.

ARTICLE I

The name of the corporation is:  LONGBOW MINING CORP.

ARTICLE II

The name and address of the resident agent of the corporation is:

SUTTON LAW CENTER, P.C.

699B Sierra Rose Drive
Reno, NV 89511

Principal and branch offices may hereinafter be established at such place or places, either within or without the State of Nevada as may from time to time be determined by the Board of Directors.

ARTICLE III

The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

The authorized capital stock of this corporation is 75,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share.

The Board of Directors is authorized to increase its capital stock by amendment to these Articles.

The capital stock of this corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the corporation.

ARTICLE V

Members of the governing Board shall be known and styled as "Directors" and the number thereof shall be two (2) and may be increased or decreased from time to time pursuant to the By-Laws.

The name and address of the first Board of Directors is as follows:
Fred Tse 699B Sierra Rose Drive, Reno, NV 89511	Ernest Cheung 699B Sierra Rose Drive, Reno, NV 89511

The officers of the corporation shall be a President, Vice President, Secretary, and Treasurer. The corporation may have such additional officers as may be determined from time to time in accordance with the By-Laws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the By-Laws and laws of the State of Nevada. Any person may hold two (2) or more offices in said corporation.

ARTICLE VI

The corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereinafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by that person.

ARTICLE VIII

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of share owned by such shareholder for each director to be elected. Shareholders shall not be entitled to cumulate their votes.

ARTICLE IX

The Directors shall have the powers to make and alter the By-Laws of the corporation. By-Laws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444 inclusive and successor statutory provisions.

ARTICLE XI

The corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The corporation shall indemnify each present and future director, officer, employee or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's of officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

ARTICLE XII

The name and address of the incorporator of this corporation is:

SUTTON LAW CENTER

699B Sierra Rose Drive
Reno, NV 89511

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation of LONGBOW MINING CORP.

_______________________

Megan Hughes, for
Sutton Law Center

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT
IN THE MATTER OF:	LONGBOW MINING CORP. (Name of business entity)

I, Megan Hughes, for Sutton Law Center, hereby state that on January 25, 2002,

I accepted the appointment as resident agent for the above-named business entity.

The street address of the resident agent in this state is as follows:

Sutton Law Center
699B Sierra Rose Drive
Reno, NV 89511

Date:   January 25, 2002

s/s "Megan Hughes"_______________________________________
Authorized Signature of Resident Agent or Resident Agent Company

Megan Hughes, for Sutton Law Center